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                                                                    EXHIBIT 12.1

                   STATEMENT REGARDING COMPUTATION OF RATIOS

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
                                                                                               Nine Months
                                                                                                  Ended
                                              Year Ended December 31,                          September 30,
                         -------------------------------------------------------------  --------------------------
                            1994       1995         1996         1997          1998          1998         1999
                            ----       ----         ----         ----          ----          ----         ----
                                                     (in thousands, except ratios)
Fixed charges:

   Assumed interest         $169        $233        $613        $1,294        $2,381        $1,657        $2,230
   element included in   ---------  ----------  ----------  ------------  ------------  ------------  ------------
   rent expense

Total fixed changes         $169        $270        $645        $1,322        $2,448        $1,687        $3,242


Earnings (loss):

   Net income (loss)       $(221)     $2,887     $21,296       $13,903       $74,277       $42,831      $124,426

   Fixed charges per         169         270         645         1,322         2,448         1,687         3,242
   above                 ---------  ----------  ----------  ------------  ------------  ------------  ------------

   Total earnings (loss)    $(52)     $3,157     $21,941       $15,225       $76,725       $44,518      $127,668


Ratio of earnings to          --       11.69       34.02         11.52         31.34         26.39         39.38
fixed charges            ---------  ----------  ----------  ------------  ------------  ------------  ------------

Deficiency of earnings     $(221)       $ --        $ --          $ --          $ --          $ --          $ --
available to cover fixed ---------  ----------  ----------  ------------  ------------  ------------  ------------
charges
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